                                                                  Exhibit (d)(1)

                                                                  EXECUTION COPY

--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER



                                      among



                                  PEARSON PLC,



                         PN ACQUISITION SUBSIDIARY INC.



                                       and



                         NATIONAL COMPUTER SYSTEMS, INC.



                            Dated as of July 30, 2000



--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I
THE OFFER AND THE MERGER.........................................................................................2
         Section 1.01.              The Offer....................................................................2
         Section 1.02.              Company Actions..............................................................4
         Section 1.03.              Directors....................................................................5
         Section 1.04.              The Merger...................................................................6
         Section 1.05.              Closing......................................................................6
         Section 1.06.              Effective Time...............................................................6
         Section 1.07.              Articles of Incorporation and By-Laws........................................7
         Section 1.08.              Directors and Officers.......................................................7

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS;  EXCHANGE OF CERTIFICATES..........................................................7
         Section 2.01.              Effect On Capital Stock......................................................7
         Section 2.02.              Dissenters' Rights...........................................................8
         Section 2.03.              Exchange Of Certificates.....................................................8
         Section 2.04.              Taking of Necessary Action; Further Action..................................10

ARTICLE III
REPRESENTATIONS AND WARRANTIES..................................................................................10
         Section 3.01.              Representations and Warranties of the Company...............................10
         Section 3.02.              Representations and Warranties of Parent and Sub............................23

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS.......................................................................24
         Section 4.01.              Conduct Of Business.........................................................24
         Section 4.02.              No Solicitation.............................................................28

ARTICLE V
ADDITIONAL AGREEMENTS...........................................................................................30

         Section 5.01.              Preparation Of The Proxy Statement; Shareholders Meeting; Offering
                                    Circular....................................................................30
         Section 5.02.              Access To Information.......................................................31
         Section 5.03.              Commercially Reasonable Efforts; Notification...............................32
         Section 5.04.              Stock Options And Other Equity Based Awards.................................33
         Section 5.05.              Indemnification, Exculpation And Insurance..................................35
         Section 5.06.              Fees And Expenses...........................................................35
         Section 5.07.              Post-Effective Date Employee Benefits.......................................36
         Section 5.08.              Public Announcements........................................................37



ARTICLE VI
CONDITIONS PRECEDENT............................................................................................38
         Section 6.01.              Conditions to Each Party's Obligation to Effect the Merger..................38
         Section 6.02               Conditions to Parent's and Sub's Obligations to
                                    Effect the Merger...........................................................38

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER...............................................................................38
         Section 7.01.              Termination.................................................................38
         Section 7.02.              Amendment...................................................................40
         Section 7.03.              Extension; Waiver...........................................................40

ARTICLE VIII
GENERAL PROVISIONS..............................................................................................40
         Section 8.01.              Nonsurvival of Representations and Warranties...............................40
         Section 8.02.              Notices.....................................................................41
         Section 8.03.              Definitions.................................................................42
         Section 8.04.              Interpretation..............................................................45
         Section 8.05.              Counterparts................................................................46
         Section 8.06.              Entire Agreement; No Third-Party Beneficiaries..............................46
         Section 8.07.              Governing Law...............................................................46
         Section 8.08.              Assignment..................................................................46
         Section 8.09.              Enforcement.................................................................46
         Section 8.10.              Severability................................................................47


EXHIBITS

         Exhibit A                  Conditions to the Offer


SCHEDULES

         Schedule I                 Company Disclosure Schedule
                  Section 3.01(b)                  Subsidiaries
                  Section 3.01(c)                  Capital Structure
                  Section 3.01(d)                  Noncontravention; Governmental Approvals
                  Section 3.01(f)                  Certain Changes or Events
                  Section 3.01(g)                  Litigation
                  Section 3.01(h)                  Contracts
                  Section 3.01(i)                  Compliance with Laws
                  Section 3.01(l)                  Employee Compensation and Benefit Plans
                  Section 3.01(m)(ii)              Tax Deficiencies
                  Section 3.01(m)(iii)             Tax Extensions
                  Section 3.01(m)(viii)            Tax-Free Stock Distribution
                  Section 3.01(n)(ii)              Intellectual Property
                  Section 3.01(n)(iii)             Intellectual Property Infringement by Company
                  Section 3.01(n)(iv)              Intellectual Property Infringement by Third Parties
                  Section 3.01(n)(v)               Termination/Impairment of Intellectual Property
                  Section 3.01(o)                  Property
                  Section 4.01(a)                  Conduct of Business
                  Section 5.04(d)                  Phantom Stock Options
                  Section 5.07(b)(1)               Level 1 Employees
                  Section 5.07(b)(2)               Level 2 Employees
                  Section 8.03(a)(viii)            Knowledge of the Company


         Schedule II                 Parent Disclosure Schedule

                  Section 3.02(b)                  Governmental Approvals

                  AGREEMENT AND PLAN OF MERGER, dated as of July 30, 2000, by and among PEARSON PLC, a public limited company registered in England and Wales ("PARENT"), PN ACQUISITION SUBSIDIARY INC., a Minnesota corporation and a wholly owned subsidiary of Parent ("SUB"), and NATIONAL COMPUTER SYSTEMS, INC., a Minnesota corporation (the "COMPANY").

                  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement (the "ACQUISITION");

                  WHEREAS, as a first step in the Acquisition, Parent proposes to cause Sub to make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all the issued and outstanding shares of common stock, par value $0.03 per share, of the Company (the "COMPANY COMMON STOCK") (including the associated rights ("RIGHTS") issued pursuant to the Second Amended and Restated Rights Agreement, dated as of March 4, 1996, between the Company and Norwest Bank Minnesota, N.A. (the "RIGHTS AGREEMENT")), at a price per share of $73.00 (the "MERGER CONSIDERATION"), net to the seller in cash without interest, on the terms and subject to the conditions set forth in this Agreement and the Offer;

                  WHEREAS, to complete the Acquisition, the respective Boards of Directors of Parent, Sub and the Company and the Committee have approved this Agreement and the merger of Sub with and into the Company (the "MERGER"), pursuant to which, on the terms and subject to the conditions set forth in this Agreement, each issued and outstanding share of Company Common Stock not tendered and purchased by Sub pursuant to the Offer and not owned by Parent, Sub or the Company (other than Dissenting Shares) will be converted into the right to receive the Merger Consideration in accordance with the Minnesota Business Corporation Act (the "MBCA");

                  WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has resolved to recommend that all holders of Company Common Stock ("SHAREHOLDERS") accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and approve this Agreement and the Merger, and has determined that the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders; and

                  WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                            THE OFFER AND THE MERGER

                  SECTION 1.01. THE OFFER. (a) Subject to the conditions of this Agreement, as promptly as practicable, but in no event later than August 7, 2000, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"). The obligations of Sub to, and of Parent to cause Sub to, accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be the 20th business day following the date on which the Offer is commenced. Sub expressly reserves the right to waive any condition to the Offer or to modify the terms of the Offer, in each case in its sole discretion; PROVIDED, HOWEVER, that without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce or change the form of the Merger Consideration, (iii) amend or waive the Minimum Tender Condition or add to the conditions set forth in Exhibit A, (iv) except as provided below in this Section 1.01(a), extend the Offer, or (v) otherwise amend the terms of the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Sub may, at any time and from time to time, take one or more of the following actions without the consent of the Company: (A) extend the Offer for one or more periods of time that Sub reasonably believes are necessary to cause the conditions to the Offer to be satisfied, if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to accept shares of Company Common Stock for payment is not satisfied or waived, until such time as all such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof that is applicable to the Offer, (C) extend the Offer for an aggregate period of not more than 20 business days beyond the initial expiration date of the Offer to the extent required by Parent to enable Parent and Sub to complete the financing of the purchase of shares of Company Common Stock tendered pursuant to the Offer or (D) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (A), (B) or (C) of this sentence, if, as of such date, all of the conditions to Sub's obligation to accept shares of Company Common Stock for payment (including the Minimum Tender Condition) are satisfied or waived, but the number of shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer equals less than 90% of the outstanding shares of Company Common Stock. Without limiting the rights of Sub to extend the Offer pursuant to the immediately preceding sentence, Parent and Sub agree that if (x) all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer and (y) the Company is in compliance with all of its covenants in this Agreement, then Sub shall extend the Offer for one or more periods of time that Sub reasonably believes are necessary to cause the conditions of the Offer to be satisfied, until all such conditions are satisfied or waived; PROVIDED, HOWEVER, that Sub shall not be required to extend the Offer pursuant to this sentence beyond December 31, 2000. Sub may, without the consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), following its acceptance of shares of Company Common Stock for payment pursuant to the Offer. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  (b) As soon as practicable on the date of commencement of the Offer, Sub shall, and Parent shall cause Sub to, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (such Tender Offer Statement, together with all amendments and supplements thereto, the "SCHEDULE TO"), which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents contained therein pursuant to which the Offer will be made, in each case together with all supplements and amendments thereto, the "OFFER DOCUMENTS"). Parent and Sub (i) agree that, on the date on which the Schedule TO is filed with the SEC and on each date on which any amendment or supplement to any Offer Document is filed with the SEC, the Offer Documents shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, and (ii) represent and warrant that, on the date first published, sent or given to Shareholders, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to information supplied by or on behalf of the Company or any of its officers or directors for inclusion or incorporation by reference in any Offer Document. Each of Parent and Sub (or the Company, in the case of any information supplied by or on behalf of the Company or any of its officers or directors specifically for inclusion or incorporation by reference in any Offer Document) agree promptly to correct any information contained in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents to reflect such correction and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the Shareholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub agree to give the Company and its counsel reasonable opportunity to review and comment upon the Offer Documents (including, without limitation, any amendment or supplement thereto) prior to their filing with the SEC or dissemination to the Shareholders. Parent and Sub shall provide the Company and its counsel in writing with any written comments (and orally, with any oral comments) that Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall consult with the Company and its counsel prior to responding to any such comments.

                  (c) Parent and Sub agree to promptly file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes. Parent and Sub shall deliver to all offerees the information contained in any such registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes as required by Chapter 80B of the Minnesota Statutes.

                  SECTION 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Company Board (at a meeting duly called and held) has (x) determined that this Agreement, the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders, (y) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (z) resolved to recommend that the Shareholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, and approve and adopt this Agreement and the transactions contemplated hereby (the determinations, approvals and recommendations of the Company Board set forth in this clause (i) being hereinafter collectively referred to as the "RECOMMENDATION"), (ii) a committee of the Company Board formed pursuant to Section 302A.673 of the MBCA (the "COMMITTEE") (at a meeting duly called and held) has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (the approval of the Committee set forth in this clause (ii) being hereinafter referred to as the "COMMITTEE APPROVAL"), (iii) Salomon Smith Barney Inc. has provided to the Company Board the opinion described in Section 3.01(r) and (iv) assuming the accuracy of Parent's and Sub's representation in Section 3.02(c), the Offer, the Merger, this Agreement and the transactions contemplated hereby will not be impeded by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the MBCA. The Company hereby consents to the inclusion in the Offer Documents of the Recommendation and the Committee Approval, and the Company shall not permit the Recommendation and disclosure regarding the Committee Approval or any component thereof to be modified in any manner adverse to Parent or Sub or withdrawn by the Company Board or the Committee, as applicable, or in any other manner, except as provided in Section 4.02(b).

                  (b) On the date on which the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "SCHEDULE 14D-9") containing the Recommendation and disclosure regarding the Committee Approval, and shall mail the Schedule 14D-9 to the Shareholders. The Company shall include in the Schedule 14D-9 information furnished by Parent in writing concerning Parent's designees for directors of the Company as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and shall use its commercially reasonable efforts to have the Schedule 14D-9 available for inclusion in the initial mailing of the Offer Documents to the Shareholders. The Company (i) agrees that on the date on which the Schedule 14D-9 is filed with the SEC and on each date on which any amendment or supplement to the Schedule 14D-9 is filed with the SEC, the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) represents and warrants that, on the date filed with the SEC and on the date first published, sent or given to Shareholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent pursuant to this Section 1.02(b) for inclusion in the
Schedule 14D-9. The Company (or Parent, with respect to information supplied by Parent pursuant to this Section 1.02(b) for inclusion in the Schedule 14D-9) agrees promptly to correct any information contained in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 to reflect such correction and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company agrees to give Parent, Sub and their counsel reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the Shareholders. The Company shall provide Parent, Sub and their counsel in writing with any written comments (and orally, with any oral comments) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Parent and its counsel prior to responding to such comments.

                  (c) In connection with the Offer and the Merger, the Company shall as promptly as reasonably practicable but, in any event, within three business days after the date hereof, furnish, or cause its transfer agent to furnish, Sub promptly with mailing labels containing the names and addresses of all record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of Shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of Shareholders, security position listings and computer files) as Sub or Parent may reasonably request in communicating the Offer to Shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Sub shall, and shall instruct each of their respective Affiliates, associates, employees, agents and advisors to, hold in confidence the information contained in any such labels, listings and files.

                  SECTION 1.03. DIRECTORS. Promptly upon the acceptance for payment of, and payment by Sub for, any shares of Company Common Stock pursuant to the Offer, Sub shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, be entitled to designate such number of directors on the Company Board as will give Sub representation on the Company Board equal to that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) MULTIPLIED BY (b) a fraction, the numerator of which is the number of shares of Company Common Stock so accepted for payment and paid for by Sub and the denominator of which is the number of shares of Company Common Stock outstanding at the time of Sub's designation, and the Company shall, at such time, cause Sub's designees to be elected or appointed to the Company Board; PROVIDED, HOWEVER, that during the period commencing with the election or appointment of Sub's designees to the Company Board until the Effective Time, the Company Board shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company or representatives of any Affiliates of the Company (the "INDEPENDENT DIRECTORS"); and PROVIDED FURTHER, HOWEVER, that if during such period the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill any such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not Shareholders, officers or Affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent for the purpose of effecting any such election or appointment of Sub's designees. In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above. Prior to the Effective Time, the Company shall cause each member of the Company Board, other than Sub's designees, to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

                  SECTION 1.04. THE MERGER. (a) Subject to the terms and conditions of this Agreement and in accordance with the MBCA, at the Effective Time, Sub will merge with and into the Company. The separate corporate existence of Sub shall cease at the Effective Time, and the Company shall be the surviving corporation in the Merger and shall continue in existence following the Effective Time under its current name (the "SURVIVING CORPORATION").

                  (b) At the Effective Time, the Merger will have the effects provided in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers, immunities and franchises of the Company and Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation.

                  SECTION 1.05. CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, commencing at 10:00 a.m. New York City time, on the second business day immediately following the satisfaction or waiver of the conditions set forth in Article VI (other than those provisions that by their terms cannot be satisfied until the time of the Closing, it being understood that the Merger shall nonetheless be subject to the satisfaction or waiver of such conditions), or at such other time, date or place as the parties hereto may mutually determine in writing; PROVIDED, HOWEVER, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

                  SECTION 1.06. EFFECTIVE TIME. Concurrently with the Closing, Sub and the Company will execute in the manner required by the MBCA and deliver for filing to the Secretary of State of the State of Minnesota articles of merger with respect to the merger (the "ARTICLES OF MERGER"). The Merger will become effective upon the filing of the Articles of Merger in accordance with the MBCA. The time at which the Merger becomes effective is herein referred to as the "EFFECTIVE TIME."

                  SECTION 1.07. ARTICLES OF INCORPORATION AND BY-LAWS. (a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the MBCA and the terms of such certificate of incorporation.

                  (b) At the Effective Time, the by-laws of the Surviving Corporation shall be the by-laws of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with by the MBCA, the articles of incorporation of the Surviving Corporation and such by-laws.

                  SECTION 1.08. DIRECTORS AND OFFICERS. The directors of Sub shall be the initial directors of the Surviving Corporation and the officers of the Company shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

                  SECTION 2.01. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub or any
Shareholder:

                  (a) CAPITAL STOCK OF SUB. All of the issued and outstanding shares of common stock, par value $.03 per share, of Sub (the "SUB COMMON STOCK") shall be converted into an equal number of fully paid and nonassessable shares of common stock, $.03 par value per share, of the Surviving Corporation (the "SURVIVING CORPORATION COMMON STOCK"), which will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, each outstanding certificate theretofore representing shares of Sub Common Stock will be deemed for all purposes to evidence ownership of, and to represent the same number of shares of, Surviving Corporation Common Stock.

                  (b) CANCELLATION OF PARENT-OWNED STOCK. Each share of Company Common Stock that is owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, without payment of any consideration in respect thereof.

                  (c) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and any Dissenting Shares) shall automatically be canceled and converted into the right to receive the Merger Consideration from the Surviving Corporation, and all such shares of Company Common Stock shall no longer be outstanding and shall cease to exist. Each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such Certificate as provided in Section 2.03.

                  SECTION 2.02. DISSENTERS' RIGHTS. (a) Notwithstanding any provision of Section 2.01 to the contrary, any shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a Shareholder who has not voted such shares of Company Common Stock in favor of the Merger and who has properly exercised, preserved and perfected dissenters' rights with respect to such shares of Company Common Stock in accordance with the MBCA (including Sections 302A.471 and 302A.473 thereof) and, as of the Effective Time, has neither effectively withdrawn nor otherwise lost for any reason its right to exercise such dissenters' rights ("DISSENTING SHARES"), will not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.01(c). The holders of Dissenting Shares will be entitled to only such rights as are granted by Section 302A.471 of the MBCA.

                  (b) Notwithstanding the provisions of Section 2.01(c), if any holder of shares of Company Common Stock who demands dissenters' rights with respect to its shares of Company Common Stock under the MBCA effectively withdraws or otherwise loses for any reason (including failure to perfect) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Shareholder's shares of Company Common Stock will automatically be cancelled and converted into and represent only the right to receive the Merger Consideration as provided in Section 2.01(c), without interest thereon, upon surrender of the certificate or certificates formerly representing such shares of Company Common Stock.

                  (c) The Company shall give Parent (x) prompt notice of any written intent to demand payment of the fair value of any shares of Company Common Stock, withdrawals of such demands and any other instruments delivered pursuant to the MBCA in respect of shares of Company Common Stock or the Merger received by the Company and (y) the opportunity to control and resolve all negotiations and proceedings with respect to dissenters' rights under the MBCA. The Company may not voluntarily make any payment with respect to any exercise of dissenters' rights and may not, except with the prior written consent of Parent, settle or offer to settle any such dissenters' rights.

                  SECTION 2.03. EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Prior to the Effective Time, Sub or Parent shall designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates in accordance with Section 2.03(b) (the "PAYING AGENT"). From time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in such amounts and at such times as are necessary for the payment of the Merger Consideration pursuant to
Section 2.01(c), and any payments that holders of Dissenting Shares become entitled to under Section 2.01(d), in each case upon surrender of the applicable Certificates in accordance herewith, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be for the benefit of, and shall be paid to, Parent.

                  (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.01(c) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates representing such shares shall pass, only upon proper delivery of such Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates pursuant to such letter of transmittal. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for the shares represented thereby, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the relevant surrendered Certificate is registered if (x) such Certificate shall be properly endorsed, or otherwise be in proper form for transfer, to the person requesting such payment and (y) the person requesting such payment shall have paid any transfer or other taxes required by reason of the payment of Merger Consideration to a person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent that such taxes have been paid or that no such taxes are applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged for Merger Consideration as provided in this Article II.

                  (d) NO LIABILITY. To the fullest extent permitted by applicable law, none of Parent, Sub, the Surviving Corporation or the Paying Agent shall be liable to any Shareholder or other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the fullest extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                  (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificate shall have been lost, stolen or destroyed, the Surviving Corporation or Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof in form and substance satisfactory to the Surviving Corporation or Paying Agent, as the case may be, the Merger Consideration in respect of the shares of Company Common Stock evidenced thereby; PROVIDED, HOWEVER, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

                  (f) WITHHOLDING RIGHTS. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any Shareholder, such amounts as Parent, the Surviving Corporation or the Paying Agent reasonably believes that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent (as applicable).

                  SECTION 2.04. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Sub, Parent and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the assets, properties, rights, privileges, powers, immunities and franchises of the Company and Sub, the officers and directors of the Company and Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. As an inducement to Parent and Sub to enter into this Agreement, the Company represents and warrants to Parent and Sub that the statements contained in this
Article III are true and correct as of the date hereof. Unless otherwise specified, no information contained in any particular numbered section of the Company Disclosure Schedule shall be deemed to be contained in any other numbered section of the Company Disclosure Schedule unless it is reasonably apparent that it should be included therein (by cross-reference or otherwise).

                  (a) ORGANIZATION, STANDING AND POWER. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of its articles of incorporation and by-laws, in each case as amended to the date of this Agreement. Such articles of incorporation and by-laws are in full force and effect and the Company is not in violation or breach of any of the provisions of its articles of incorporation or by-laws.

                  (b) SUBSIDIARIES. A true and complete list of all the Subsidiaries of the Company, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary thereof, is set forth in SECTION 3.01(b) OF THE COMPANY DISCLOSURE SCHEDULE. Except as set forth in
SECTION 3.01(b) OF THE COMPANY DISCLOSURE SCHEDULE, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock of or other equity or voting interests in any Subsidiary of the Company and there are no "phantom stock" rights, stock appreciation rights or other similar rights with respect to any Subsidiary of the Company. Except as set forth in SECTION 3.01(b) OF THE COMPANY DISCLOSURE SCHEDULE, as of the date hereof, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership or other entity. The Company has made available to Parent true and complete copies of the articles of incorporation, the by-laws or equivalent organizational documents of each Subsidiary of the Company, in each case together with all amendments thereto. Such articles of incorporation and by-laws (or, if applicable, such equivalent organizational documents) are in full force and effect. No Subsidiary of the Company is in violation or breach of any of the provisions of its articles of incorporation or by-laws (or, if applicable, its equivalent organizational documents).

                  (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock (of which, as of July 21, 2000, 32,757,155 shares were issued and outstanding) and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (of which no shares are issued and outstanding). No other capital stock of the Company is authorized or issued and outstanding. SECTION 3.01(c) OF THE COMPANY DISCLOSURE SCHEDULE sets forth (u) all plans or agreements (the "STOCK PLANS") pursuant to which the Company or any of its Subsidiaries has granted or committed to grant any option or right to acquire stock or any other award payable in or based upon Company Common Stock; (v) the number of shares of Company Common Stock reserved for issuance under the Stock Plans, as of July 21, 2000, (w) the number of shares of Company Common Stock subject to outstanding stock options, as of July 21, 2000 (the "STOCK OPTIONS"); (x) the grant dates and exercise prices of each such Stock Option and the names of the holders thereof; (y) the number of shares of Company Common Stock subject to restrictions based on satisfaction of performance criteria (the "RESTRICTED STOCK") and the names of the holders thereof; and (z) all other rights to purchase or receive Company Common Stock under the Stock Plans. Except as set forth in SECTION

3.01(c) OF THE COMPANY DISCLOSURE SCHEDULE, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company and there are no "phantom stock" rights, stock appreciation rights or other similar rights with respect to the Company. No shares of Company Common Stock are owned by any Subsidiary of the Company. During the period from July 21, 2000 to the date of this Agreement,
(A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options outstanding on such date as required by their terms as in effect on such date and (B) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other equity or voting interests from the Company. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued pursuant to the Option Plans or rights or agreements set forth in SECTION 3.01(c) OF THE COMPANY DISCLOSURE SCHEDULE will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, and no securities or other instruments or obligations of the Company or any of its Subsidiaries, the value of which is in any way based upon or derived from any capital or voting stock of the Company or any such Subsidiary or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Shareholders or the shareholders of any such subsidiary may vote. Except as set forth above or in SECTION 3.01(c) OF THE COMPANY DISCLOSURE SCHEDULE or as specifically permitted under Section 4.01(a), there are no Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or any "phantom stock" right, stock appreciation right or other similar right with respect to the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to enter into any such Contract. There are no Contracts obligating the Company or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (y) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock or other voting securities of the Company or any of its Subsidiaries. Except as set forth in SECTION 3.01(c) OF THE COMPANY DISCLOSURE SCHEDULE, each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary of the Company free and clear of all liens, rights of first refusal or other contractual transfer restrictions, agreements and limitations on the Company's or any of its Subsidiaries' voting rights of any nature whatsoever.

                  (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject only to, if required by law, approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock (the "SHAREHOLDER APPROVAL"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized on the part of the Company by the Committee and the Company Board and, other than the Shareholder Approval (if such approval is required by law) and the filing of the Articles of Merger in compliance with the MBCA, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company Board at a meeting duly held and in accordance with the MBCA, has adopted and consented to the Recommendation and the Committee at a meeting duly held and in accordance with the MBCA has made the Committee Approval. Except as set forth on SECTION 3.01(d) OF THE COMPANY DISCLOSURE SCHEDULE, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or by-laws (or, if applicable, equivalent organizational documents) of the Company or any of its Subsidiaries,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, debenture, guarantee, lease, contract or other agreement, document, commitment, arrangement, understanding, undertaking, permit, concession, franchise, license, instrument or obligation, whether oral or written (each, a "CONTRACT"), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation of or issued by any Governmental Entity (a "LAW") applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, consents or waivers that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on SECTION 3.01(d) OF THE COMPANY DISCLOSURE SCHEDULE, no consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or political subdivision thereof or any court, administrative agency or commission or other governmental or regulatory authority or agency (whether domestic, foreign or supranational), or any arbitrator or arbitral tribunal (a "GOVERNMENTAL ENTITY"), is required by the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for any such consents, approvals, orders, authorizations, registrations, declarations and filings that if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or to prevent or materially delay the consummation of the Offer or the Merger or otherwise materially impair or delay the Company's performance of its obligations under this Agreement.

                  (e) SEC DOCUMENTS. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since December 31, 1997 (together with and giving effect to, any amendments, supplements and exhibits thereto and any information incorporated therein by reference, the "SEC DOCUMENTS"). No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents as of the date of the filing thereof. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as set forth in the SEC Documents and in SECTION 3.01(e) OF THE COMPANY DISCLOSURE SCHEDULE, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than (i) other liabilities and obligations that were incurred since April 29, 2000 in the ordinary course of business, consistent with past practices and (ii) liabilities and obligations that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. From April 29, 2000 through the date of this Agreement, except as set forth in SECTION 3.01(f) OF THE COMPANY DISCLOSURE SCHEDULE, or as expressly contemplated by this Agreement,
(a) the Company and its Subsidiaries in all material respects have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect and (c) there has not been (i) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock, (ii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any shares of the Company's capital stock,
(iii) any granting by the Company or any of its Subsidiaries to any director or executive officer of the Company of any increase in compensation, other than in the ordinary course of business consistent with past practice, (iv) any granting by the Company or any of its Subsidiaries to any director or employee of any increase in severance or termination pay, (v) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any director or executive officer of the Company or any Subsidiary thereof or (vi) except insofar as may be required by a change in GAAP, any change in accounting methods, principles or practices by the Company.

                  (g) LITIGATION. Except as disclosed in the SEC Documents and as set forth in SECTION 3.01(g) OF THE COMPANY DISCLOSURE SCHEDULE, there is (i) no pending and (ii) to the knowledge of the Company there is no threatened litigation, suit, claim, action, investigation or proceeding against or affecting the Company or any Subsidiary of the Company or any of their respective assets that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement. There is not any statute, law, ordinance, rule, regulation, judgment, order, injunction or decree of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, any investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any Subsidiary of the Company or any of their respective assets that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

                  (h) CONTRACTS. SECTION 3.01(h) OF THE COMPANY DISCLOSURE SCHEDULE, together with SEC Documents, sets forth a true and complete list of the following Contracts (together with any Contract that is an Exhibit to the SEC Documents, "MATERIAL CONTRACTS"):

                           (i) Contracts relating to or evidencing any
indebtedness for borrowed money of the Company or any Subsidiary thereof in excess of $5,000,000;

                           (ii) Any Contract providing for payments to or from
the Company or any Subsidiary thereof of (A) in the case of the Assessments and Testing Services business segment (as such term is used in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 (the "FORM 10-K")), $10,000,000 or more per year; (B) in the case of the NCS Services business segments (as such term is used in the Form 10-K), $10,000,000 or more per year; (C) in the case of the International business segment (as such term is used in the Form 10-K), $10,000,000 or more per year; (D) in the case of the Educational Software and Services business segment (as such term is used in the Form 10-K), $5,000,000 or more per year; and (E) in the case of the Data Collection Systems business segment (as such term is used in the Form 10-K), $5,000,000 or more per year, other than purchase orders entered into in the ordinary course of business consistent with past practice;

                           (iii) any material distribution agreement granted to
or held by the Company or any Subsidiary thereof;

                           (iv) any Contract that limits the freedom of the
Company or any Subsidiary thereof to compete in any line of business or with any Person or in any geographical area or which could so limit the freedom of the Company or any Subsidiary thereof so to compete after the Effective Time;

                           (v) any Shareholders', investors' or similar
agreement known to the Company; and

                           (vi) any Contract relating to the future disposition
or acquisition of any assets or properties material to the business, other than dispositions or acquisitions in the ordinary course of business consistent with past practice.

Except as disclosed on SECTION 3.01(h) OF THE COMPANY DISCLOSURE SCHEDULE, none of the Company or any Subsidiary thereof is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Material Contract to which it is a party or by which it or any of its properties or assets is bound, and, to the knowledge of the Company or such Subsidiary, no other party to any of its Material Contracts is in violation or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, and there has occurred no event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Contract, except, in each case, for violations, defaults, waivers or failures to enforce benefits that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of each Contract (including any amendments thereto) listed on SECTION 3.01(h) OF THE COMPANY DISCLOSURE SCHEDULE.

                  (i) COMPLIANCE WITH LAWS. Except as set forth in SECTION 3.01(i) OF THE COMPANY DISCLOSURE SCHEDULE, the Company and its Subsidiaries and their relevant personnel and operations are in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to their businesses or operations, except for violations or possible violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Company or any Subsidiary of the Company has received a notice or other written communication alleging or relating to a possible violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity applicable to its businesses or operations, except for violations or possible violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, franchises, orders, registrations and approvals of all Governmental Entities (collectively, "PERMITS"), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for such failings that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or to the knowledge of the Company threatened, except for such suspensions or cancellations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (j) LABOR MATTERS. The Company and its Subsidiaries have not been engaged in any unfair labor practice and there are no unfair labor practice complaints against the

Company or any Subsidiary pending before any Governmental Entity, except where such unfair labor practice or unfair labor practice complaint, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents, there is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any Subsidiary, except where such dispute, strike, work stoppage or lockout individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary thereof is a party to any collective bargaining or similar agreements.

                  (k) ENVIRONMENTAL MATTERS. Except as disclosed in the SEC Documents and except for such inconsistencies with the following clauses (i) through (v) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each of the Company and its Subsidiaries possesses all Environmental Permits necessary to conduct its businesses and operations as currently conducted; (ii) each of the Company and its Subsidiaries is in compliance with all Environmental Laws and all Environmental Permits; (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries; (iv) there have been no Releases of any Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and (v) neither the Company, its Subsidiaries, nor to the Company's knowledge, any predecessor of the Company or any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-site location which is an Environmental Clean-up Site.

                  (l) EMPLOYEE COMPENSATION AND BENEFIT PLANS. SECTION 3.01(l) OF THE COMPANY DISCLOSURE SCHEDULE lists all compensation or benefits plans, programs or arrangements (including, but not limited to, those subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), employment agreements, cash or equity-based bonus or incentive arrangements, severance arrangements and vacation policies) sponsored, maintained or contributed to by the Company or any Subsidiary of the Company or to which the Company or any Subsidiary of the Company is a party (the "BENEFIT PLANS"), documentation for which has been delivered or made available to Parent. Each Benefit Plan has been maintained and operated in material compliance with its terms and all applicable laws, and each Benefit Plan intended to qualify under Section 401(a) of the Code has at all times so qualified or, to the extent the law has changed, the plan is still within the remedial amendment period in which amendments may be adopted. No Benefit Plan (i) is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, or (ii) provides or provided post-retirement health or death benefit coverage (other than as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code), and no such plan was terminated at any time during the six year period prior to the date hereof. The Company is not now, and at no time has been, a member of a "controlled group" within the meaning of Section 412(n)(6)(B) of the Code with any entity other than a Subsidiary of the Company, and there are no circumstances pursuant to which the Company or any Subsidiary of the Company could have been liable (either directly, secondarily, jointly or contingently) under Title IV of ERISA or Sections 4971 through 4980E of the Code or under Section 502(i) or (l) of ERISA. The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other event, will not (i) result in a violation of ERISA, or (ii) except as set forth in SECTION 3.01(l) OF THE COMPANY DISCLOSURE SCHEDULE, trigger any payment or benefit under any Benefit Plan, or accelerate the timing thereof. The tax deductibility of any amount payable under any Benefit Plan will not be limited by operation of Sections 162(m) or 280G of the Code. Except as disclosed in the SEC Documents or in SECTION 3.01(L) OF THE COMPANY DISCLOSURE SCHEDULE, since December 31, 1999, no Benefit Plan has been adopted, entered into, terminated or materially modified, and there has not been an increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company thereof other than, in the ordinary course of business consistent with past practice.

                  (m) TAXES. (i) (A) Each of the Company and its Subsidiaries has duly and timely filed all domestic and foreign (whether national, federal, state, provincial, local or otherwise) tax returns and reports required to be filed by it and each such return or report is true and correct, except, in each case, for failures to file or failures to file truly and correctly that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (B) each of the Company and its Subsidiaries has timely paid all Taxes owed by it, whether or not shown on such returns and reports, except, in each case, for failures to timely pay that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (C) the most recent financial statements contained in the SEC Documents reflect an adequate reserve for all current Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements.

                  (ii) No material domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax return or report of the Company or any Subsidiary of the Company is under audit or examination by any taxing authority, and no written or, to the knowledge of the Company, unwritten notice of such an audit or examination or other inquiry or questionnaire has been received by the Company or any Subsidiary of the Company. The Company has received no notice of deficiency, proposed adjustment or matter in controversy or other similar notice with respect to any material amount of Taxes due and owing by the Company or any Subsidiary of the Company. Except as set forth in
SECTION 3.01(m)(ii) OF THE COMPANY DISCLOSURE SCHEDULE, each deficiency in Taxes resulting from any completed audit or examination by any taxing authority or any concluded litigation has been timely paid. The United States federal income tax returns of the Company Affiliated Group have been examined by the Internal Revenue Service and settled or have closed by virtue of the expiration of the relevant statute of limitations for all years through January 31, 1994.

                  (iii) Except as set forth in SECTION 3.01(m)(iii) OF THE COMPANY DISCLOSURE SCHEDULE, with respect to the Company and each of its Subsidiaries, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. Except as set forth in SECTION 3.01(m)(iii) OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor any Subsidiary of the Company is the beneficiary of any extension of time to file any tax return or report that has not been filed.

                  (iv) No liens for Taxes exist upon any assets or properties of the Company or any Subsidiary of the Company, except for statutory liens for Taxes not yet due and payable and liens for Taxes that the Company or Subsidiary of the Company is contesting in good faith and for which adequate reserves have been established.

                  (v) None of the Company or any Subsidiary of the Company is a party to or bound by any tax sharing agreement, tax indemnity obligation or other agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement, gain recognition agreement or other material agreement relating to Taxes with any taxing authority).

                  (vi) None of the Company or any Subsidiary of the Company was, at any time during a period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                  (vii) None of the Company or any Subsidiary of the Company has at any time since January 31, 1990 been a member of any Affiliated Group other than the Company Affiliated Group and, other than the several liability for federal income taxes of the Company and those of its Subsidiaries that file federal income tax returns as members of the Company Affiliated Group, none of the Company or any Subsidiary of the Company has any liability for Taxes of any other person under Treasury Regulation Section 1.1502-6 (or comparable provisions of foreign, state or local law), as a transferee or successor, by contract or otherwise.

                  (viii) Except as set forth in SECTION 3.01(m)(viii) OF THE COMPANY DISCLOSURE SCHEDULE, none of the Company or any Subsidiary of the Company has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

                  (ix) Neither the Company nor any Subsidiary of the Company has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Each of the Company and its Subsidiaries has proper receipts, within the meaning of Treasury Regulation Section 1.905-2, for any foreign Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes. No foreign Subsidiary of the Company has, or at any time has had, an investment in "United States property" within the meaning of Section 956(c) of the Code. No foreign Subsidiary of the Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary of the Company is a shareholder, directly or indirectly, in a passive foreign investment company. No foreign Subsidiary of the Company is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or
Section 882(a) of the Code, or treated as or considered to be so engaged under
Section 882(d) or Section 897 of the Code or otherwise. No foreign Subsidiary of the Company holds, or at any time has held, a United States real property interest within the meaning of Section 897(c)(1) of the Code. Neither the Company nor any Subsidiary of the Company is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code,
(ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code. Neither the Company nor any Subsidiary of the Company has any "non-recaptured net Section 1231 losses" within the meaning of Section 1231(c)(2) of the Code.

                  (x) As used in this Agreement, (A) "TAXES" shall include all
(x) domestic and foreign (whether national, federal, state, provincial, local or otherwise) income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding, license, severance, stamp, premium, environmental, customs, duties, capital stock, unemployment, disability, registration, estimated, alternative or add-on minimum and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments, liabilities under abandoned property, escheat or similar Law or governmental charges of any nature whatever, whether disputed or not, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the types described in clause (x) or (y); (B) "AFFILIATED GROUP" shall mean each group of which the Company or any Subsidiary of the Company is or has been a member during a period for which the group filed a tax return or report on an affiliated, combined, consolidated, unitary or similar basis; and (C) "COMPANY AFFILIATED GROUP" means the consolidated group for federal income tax purposes of which the Company is the common parent corporation.

                  (n)      INTELLECTUAL PROPERTY.

                           (i) For the purposes of this Section 3.01(n), the
term the "Company" shall mean the Company and all of its Subsidiaries and other relevant Affiliates and the following terms shall have the following meanings:

                           "COMPANY LICENSED INTELLECTUAL PROPERTY" means all
registered patents and patent applications, registered trademarks and trademark applications, copyright registrations, domain name registrations and Third Party Software used by the Company pursuant to license agreements.

                           "INTELLECTUAL PROPERTY" means United States and
international: (A) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions, (B) inventions, processes, formulae, industrial models, designs, specifications, data, technology, methodologies, and all related technical information, manufacturing, engineering, technical drawings, and know-how, (C) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing, (D) copyrightable works, copyrights (whether or not registered) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (E) confidential and proprietary information, whether or not subject to statutory registration, (F) Software and Third Party Software, (G) coded values, formats, data, historical or current databases, whether or not copyrightable and (H) URLs, domain names, Internet web sites or identities used or held for use exclusively by the Company.

                           "SOFTWARE" means all computer software owned by the
Company including source code, object code, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith, but excluding Third Party Software.

                           "THIRD PARTY SOFTWARE" means all computer software
used by the Company and owned by a third party (including source code, object code, comments, user interfaces, menus, buttons and icons and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith), but excluding commercially available shrink-wrapped software.

                           (ii) Except as set forth in SECTION 3.01(n)(ii) OF
THE COMPANY DISCLOSURE SCHEDULE, the Company owns exclusively or has the licensed right to use all Intellectual Property and commercially available shrink-wrapped software that is material and necessary to the operation of the business of the Company as it is conducted currently. SECTION 3.01(n)(ii) OF THE COMPANY DISCLOSURE SCHEDULE sets forth a true and complete list of (a) all registered patents and patent applications, registered trademarks and trademark applications, copyright registrations and domain name registrations owned by the Company (the "COMPANY OWNED INTELLECTUAL PROPERTY").

                           (iii) Except as set forth in SECTION 3.01(n)(iii) OF
THE COMPANY DISCLOSURE Schedule, to the Company's knowledge, the Company's use of the Company Owned Intellectual Property and the Company Licensed Intellectual Property in the operation of the business as currently conducted, do not infringe upon the Intellectual Property rights of any third party, and no written claim has been asserted to the Company which is currently pending or to the Company's knowledge, is threatened that the use of such Company Owned Intellectual Property or Company Licensed Intellectual Property does or may infringe upon the Intellectual Property rights of any third party.

                           (iv) Subject to any prior right of the U.S.
government, the Company is the exclusive owner of the entire right, title and interest in and to all the Company Owned Intellectual Property and is entitled to use all the Company Owned Intellectual Property and the Company Licensed Intellectual Property in the continued operation of its business in a manner consistent in all material respects with past practice. Except as set forth in
SECTION 3.01(n)(iv) OF THE COMPANY DISCLOSURE SCHEDULE, to the Company's knowledge, no third party is engaging in any activity that infringes upon the Company Owned Intellectual Property.

                           (v) Except as set forth in SECTION 3.01(n)(v) OF THE
COMPANY DISCLOSURE SCHEDULE, to the Company's knowledge, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Owned Intellectual Property or the Company Licensed Intellectual Property, or any license or other agreement relating thereto.

                           (vi) The Company is not in breach of, or default
under, any material term of any license or sublicense of the Company Owned Intellectual Property or the Company's Licensed Intellectual Property and, to the Company's knowledge, no other party to such license or sublicense is in breach thereof or default thereunder.

                           (vii) All of the products, services, operations and
businesses of the Company sold or offered for sale after January 1, 1996 are free of any "YEAR 2000 PROBLEM" such that such products, services, operations and businesses do not and will not, without requiring any modifications, experience any malfunctions, premature cancellation or deletion of data or invalid or incorrect results, or abnormally cease to function, or exhibit any other problems in connection with, (i) the year 2000 (and all subsequent years to 2020) as distinct from 1900s years, (ii) the date February 29, 2000 and all subsequent leap years to 2020 or (iii) any other calendar date.

                  (o) PROPERTY. SECTION 3.01(o) OF THE COMPANY DISCLOSURE SCHEDULE (together with Item 2 of the Form 10-K) contains a true and complete list, as of the date hereof, of all real property owned or material real property leased by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has good and marketable title or valid leasehold interests to all its real and personal property, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations, (iii) as disclosed in SEC Documents, or (iv) such matters, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All leases under which the Company or any of its Subsidiaries leases any material real property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by the Company or, to the Company's knowledge, any other party thereto, which would reasonably be expected individually or in the aggregate to have a Material Adverse Effect on the Company. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against or affecting any material real property owned by the Company or its Subsidiaries.

                  (p) STATE TAKEOVER STATUTES. The Company Board and the Committee have approved the Offer, the Merger, this Agreement and the transactions contemplated hereby and, assuming the accuracy of Parent's and Sub's representation in Section 3.02(c) and as a result of such approvals, the Offer, the Merger, this Agreement and the transactions contemplated hereby, will not be impeded by provisions of Sections 302A.671, 302A.673 and 302A.675 of the MBCA. No other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation (other than Section 302A.553 of the MBCA and Chapter 80B of the Minnesota Statutes) applies or purports to apply to the Merger, this Agreement, the Offer or any of the transactions contemplated hereby or thereby.

                  (q) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor, finder or other similar person, other than Salomon Smith Barney Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

                  (r) OPINION OF FINANCIAL ADVISOR. The Company Board has received the opinion of Salomon Smith Barney Inc., to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Shareholders is fair from a financial point of view to the Shareholders (other than Parent and its Affiliates). A true and complete copy of such opinion shall be delivered to Parent.

                  (s) RIGHTS AGREEMENT. The Company Board has taken all necessary action to authorize, and the Company has taken, or will take promptly, and notwithstanding any other provision of this Agreement will continue to take promptly, all necessary action to (i) render the Rights Agreement inapplicable with respect to the Offer and the Merger and (ii) ensure that (A) neither Parent or Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person or an Adverse Person (as defined in the Rights Agreement) and (B) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer or the Merger.

                  SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. As an inducement to the Company to enter into this Agreement, Merger Sub and the Parent represent and warrant to the Company that the statements contained in this Section 3.02 are true and correct as of the date hereof.

                  (a) ORGANIZATION. Each of Parent and Sub is a corporation duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority to carry on its business as now being conducted.

                  (b) AUTHORITY; NONCONTRAVENTION. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and, other than filing of the Articles of Merger in compliance with the MBCA, no other corporate proceedings on the part of Parent or Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement by Parent and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with or result in any violation or breach of, any provision of the articles of incorporation or bylaws of Parent or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract to which Parent or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any Law applicable to Parent or Sub or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, consents or waivers that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on SECTION 3.02(b) OF THE PARENT DISCLOSURE SCHEDULE, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub of the transactions contemplated hereby or compliance with the provisions hereof, except for any such consents, appeals, orders, authorizations, registrations, declarations or filings that if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Offer or the Merger or otherwise impair or delay the performance by Parent or Sub of its obligations under this Agreement.

                  (c) OWNERSHIP OF SHARES. Neither Parent nor any of its Affiliates or associates, individually or in the aggregate, has Beneficial Ownership (as such term is defined in Section 302A.011 of the MBCA) of more than 5% of the outstanding capital stock of the Company.

                  (d) FUNDS. Parent or Sub at the expiration date of the Offer and at the Effective Time, will have the funds necessary to consummate the Offer and the Merger, respectively, and to pay all associated costs and expenses of the transactions contemplated hereby. Without prejudice to the fact that this Agreement does not provide for any financing condition or contingency, Parent and Sub will use commercially reasonable efforts (i) to obtain any financing necessary to consummate the Offer and the Merger as promptly as practicable and
(ii) to consummate the Offer as promptly as practicable upon obtaining the financing referred to in Section 1.01(a)(C).

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  SECTION 4.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, except (i) as consented to in writing by Parent, (ii) as specifically contemplated by this Agreement or (iii) as disclosed on SECTION 4.01(a) OF THE COMPANY DISCLOSURE SCHEDULE (with specific reference to the subsection of this Section 4.01 to which the information stated in such disclosure relates and such other subsections of this Section 4.01 to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other subsection readily apparent), the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use their commercially reasonable efforts to comply with all applicable laws, rules and regulations and, to the extent consistent therewith, use their commercially reasonable efforts to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them in all material respects. Without limiting the generality of the foregoing, but subject to clauses (i), (ii) and (iii) above, the Company shall not, and shall not permit any of its Subsidiaries to:

                           (i) (w) declare, set aside or pay any dividends on,
or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock except for cash dividends payable to the Company or a Subsidiary of the Company by a Subsidiary of the Company, (x) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries (except in connection with and consistent with the terms of the Stock Plans or the Benefit Plans, as in effect on the date hereof) or any options, warrants, calls or rights to acquire any such shares or other securities, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities or (z) liquidate, merge or consolidate with any other person;

                           (ii) issue, deliver, sell, pledge, dispose of, grant,
encumber or otherwise transfer or authorize the issuance, delivery, sale, pledge, disposition, grant or encumbrance of any shares of its or any of its Subsidiaries' capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible securities or any stock appreciation rights or other rights (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options and the other rights and agreements set forth in SECTION 3.01(c) OF THE COMPANY DISCLOSURE SCHEDULE that are in existence on the date of this Agreement);

                           (iii) amend or propose to amend its or any of its
Subsidiaries' articles of incorporation or by-laws (or similar organizational documents);

                           (iv) directly or indirectly acquire or agree to
acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or stock of, or in any other manner, any assets constituting a business or any corporation, partnership, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) any assets other than purchases of assets (including, subject to clause (vii) below, capital assets) in the ordinary course of business consistent with past practice;

                           (v) directly or indirectly sell, lease, license, sell
and lease back, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets or any interest therein, except (i) sales of assets or any interest therein in the ordinary course of business consistent with past practice, (ii) pledges or encumbrances pursuant to existing borrowing arrangements or (iii) any such transaction not otherwise permitted with an aggregate value not to exceed $5,000,000;

                           (vi) (x) repurchase, accelerate, prepay or incur any
indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (PROVIDED that the Company may incur indebtedness for borrowed money under its existing credit facilities up to an aggregate amount of $30,000,000), (y) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company, or (z) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in interest rates, commodities prices, currency exchange rates or otherwise, except, in the cases of clauses (x), (y) and (z) above, agreements or arrangements entered into in the ordinary course of business consistent with past practice;

                           (vii) incur or commit to incur any capital
expenditures in an aggregate amount exceeding $10,000,000;

                           (viii) pay, discharge, settle or satisfy any
litigation, claims (including claims of Shareholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in an aggregate amount exceeding $5,000,000, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected, reserved against or otherwise disclosed in the most recent audited financial statements (or the notes thereto) of the Company included in the SEC Documents (for amounts not in excess of such reserves or as otherwise disclosed) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary of the Company is a party;

                           (ix) (A) grant to any employee, officer, director,
consultant or independent contractor of the Company or any Subsidiary of the Company any increase in cash compensation or pay any bonus, other than in the ordinary course of business consistent with past practice, (B) grant to any employee, officer, director, consultant or independent contractor of the Company or any Subsidiary of the Company any increase in severance or termination pay,
(C) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, (D) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Benefit Plan, other than pursuant to the provisions of Section 5.04 hereof, including any payment of cash pursuant thereto or (E) amend or modify or grant any Stock Option, in each case above other than (i) changes that are required by applicable law or (ii) to satisfy obligations existing as of the date hereof;

                           (x) fail to maintain existing insurance at levels
substantially comparable to current levels;

                           (xi) transfer or license to any person or entity or
otherwise extend, amend or modify any rights to the Intellectual Property rights of the Company and its Subsidiaries other than in the ordinary course of business consistent with past practice; PROVIDED that in no event shall the Company license on an exclusive basis or sell any Intellectual Property rights of the Company or its Subsidiaries;

                           (xii) enter into or amend any agreements pursuant to
which any person is granted exclusive marketing, manufacturing or other rights with respect to any material Company product, process or technology, other than in the ordinary course of business consistent with past practice;

                           (xiii) except insofar as may be required by a change
in GAAP or generally accepted accounting principles of the applicable jurisdiction or changes in applicable law, make any changes in accounting methods, principles or practices;

                           (xiv) take any action that could reasonably be
expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Offer or the Merger not being satisfied except as provided in Section 4.02(b);

                           (xv) take any action, other than reasonable and usual
actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

                           (xvi) amend, modify or consent to the termination of
any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any of its Subsidiaries material rights thereunder;

                           (xvii) commence any material litigation; or

                           (xviii) authorize any of, or commit, resolve or agree
to take any of, the foregoing actions.

                  (b) CERTAIN TAX MATTERS. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) timely file all tax returns and reports ("POST-SIGNING RETURNS") required to be filed by each such entity; (ii) timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, "ACTIONS") pending against or with respect to the Company or any Subsidiary of the Company in respect of any Tax and not settle or compromise any such Action without Parent's consent; and (v) not make any material Tax election without Parent's consent, which consent shall not be unreasonably withheld.

                  SECTION 4.02. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its Affiliates to, nor shall it authorize or permit any Affiliate, director, officer or employee of the Company or any such Affiliate or any investment banker, financial adviser, attorney, accountant or other advisor or representative of the Company or any such Affiliate to, directly or indirectly, (i) solicit, seek, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of any inquiries or the making of any proposal or offer that constitutes, or would be reasonably likely to constitute or lead to, a Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations (including by way of furnishing information), or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage, any effort or attempt by any person to submit or otherwise act in furtherance of, a Takeover Proposal,
(iii) agree to, approve or recommend any Takeover Proposal, or (iv) take any other action inconsistent with the obligations and commitments of the Company contained in this Section 4.02 provided that nothing herein shall prohibit the presentation of a Takeover Proposal to the Company Board which was not obtained or received in violation of this Section 4.02. Notwithstanding the foregoing, in the event that the Company Board determines in good faith after consultation with outside counsel that the failure to do so would constitute a breach of the Company Board's fiduciary duties to the Shareholders under applicable law, the Company Board may, in response to (A) a Superior Proposal or (B) a bona fide Takeover Proposal that the Company Board determines in good faith is reasonably likely to lead to a Superior Proposal (a "LIKELY SUPERIOR PROPOSAL") at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer (the "SPECIFIED DATE"), that in each case was unsolicited and did not otherwise result from a breach of this Section 4.02, and subject to compliance with Section 4.02(c): (x) furnish information with respect to the Company and its Subsidiaries to the person making such Superior Proposal or Likely Superior Proposal (and its representatives) pursuant to an appropriate and customary confidentiality and standstill agreement that is no less restrictive than the Confidentiality Agreement between Pearson Education, Inc. and the Company, dated June 14, 2000 (the CONFIDENTIALITY AGREEMENT") and
(y) participate in discussions or negotiations with the person making such Superior Proposal or Likely Superior Proposal (and its representatives) regarding such Superior Proposal or Likely Superior Proposal.

                  For purposes of this Agreement, "SUPERIOR PROPOSAL" means any bona fide written offer made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction that would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and that is otherwise on terms and conditions which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to provide consideration to the holders of Company Common Stock with a greater value than the Merger Consideration after taking into account (i) the amount and type of consideration offered, (ii) any changes to the terms of this Agreement proposed in writing by Parent in response to such Superior Proposal or otherwise, (iii) the likelihood of consummation of such transaction and (iv) the identity of the Person making the proposal; PROVIDED, HOWEVER, that no such offer shall constitute a Superior Proposal unless (A) such offer is first received by the Company after the date hereof and (B) such offer is unsolicated and does not otherwise result from a breach of Section 4.02.

                  For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to (i) any direct or indirect purchase, lease, pledge or other acquisition of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 10% or more (on either an issued and outstanding or a fully-diluted basis) of any class or series of capital stock of the Company or any Subsidiary of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person (or group of related persons) beneficially owning 10% or more (on either an issued and outstanding or a fully-diluted basis) of any class or series of capital stock of the Company or any Subsidiary of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary of the Company, in each case other than the transactions to be effected pursuant to this Agreement.

                  (b) Neither the Company Board nor any committee thereof (including the Committee) shall (i) withdraw (or modify in a manner adverse to Parent or Sub) or propose to withdraw (or modify in a manner adverse to Parent or Sub) the Recommendation and the Committee Approval, (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal,
(iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract other than a confidentiality agreement as required by Section 4.02(a) (each, an "ACQUISITION AGREEMENT") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal, or (iv) agree or resolve to take any of the actions contemplated by clause (i), (ii) or (iii) of this sentence; PROVIDED, HOWEVER, that the Company Board or any committee thereof may take any of such actions if (and only if) each of the following conditions has been satisfied: (w) the Company Board or such committee thereof (as applicable) shall have determined in good faith, after consultation with outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Shareholders under applicable Law; (x) no breach of any of the Company's obligations under paragraph (a) or (c) of this
Section 4.02 shall have occurred; (y) the Company shall have given Parent three business days' prior written notice of its intention to take such action and if such action is being taken in connection with a Superior Proposal or a Takeover Proposal which may lead to a Superior Proposal, Parent shall not have proposed changes to the terms of this Agreement which would have the effect of causing the Takeover Proposal in question no longer to constitute a Superior Proposal or otherwise cause the condition set forth in clause (w) above no longer to be satisfied; and (z) the Company shall have terminated this Agreement and, prior to such termination, the Company has paid the Termination Fee to Parent.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly (and in any event within 24 hours or, in the case of any action described in clause (x) or (y) of Section 4.02(a), not less than 48 hours prior to taking any such action) (i) advise Parent orally and in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal or of any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of any such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry and (ii) keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and of any discussions or negotiations with respect thereto.

                  (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; PROVIDED, HOWEVER, that, except as expressly permitted by Section 4.02(b), in no event shall the Company Board or any committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement, the Offer or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal.

                                    Article V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. PREPARATION OF THE PROXY STATEMENT; SHAREHOLDERS MEETING; OFFERING CIRCULAR. (a) If the approval of this Agreement by the Shareholders is required by law, the Company and Parent shall, as promptly as practicable following the expiration of the Offer, prepare and file with the SEC a proxy statement or information statement relating to the Shareholder Approval (as amended or supplemented from time to time, the "PROXY STATEMENT") and the Company shall use its commercially reasonable efforts to have the Proxy Statement promptly cleared by the SEC and to cause the Proxy Statement to be mailed to the Shareholders as promptly as practicable following the expiration of the Offer in accordance with the provisions of the MBCA. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld or delayed.

                  (b) If the approval of this Agreement by the Shareholders is required by law, the Company shall, as promptly as practicable following the expiration of the Offer, establish a record date (which will be as promptly as reasonably practicable following the expiration of the Offer) for, duly call, give notice of, convene and hold a meeting of the Shareholders (the "SHAREHOLDERS MEETING") for the purpose of obtaining the Shareholder Approval. Subject to Section 4.02(b), the Company shall, through the Company Board, declare advisable and recommend to its Shareholders that they adopt this Agreement, and shall include the Recommendation and disclosure regarding the Committee Approval in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board's or committee's approval or recommendation of the Offer, the Merger or this Agreement.

                  (c) The Company represents and warrants that the information (other than information with respect to Parent and Sub which is supplied by Parent and Sub in writing to the Company specifically for use in the Proxy Statement) contained in the Proxy Statement will not, at the date of mailing to the Shareholders or at the date of such Shareholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such Shareholders Meeting. The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations of the SEC thereunder. Parent and Sub represent and warrant that the information supplied by Parent and Sub in writing to the Company specifically for use in the Proxy Statement will not, at the date of mailing to the Shareholders or at the date of the Shareholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting.

                  (d) Notwithstanding Section 5.01(a), (b) or (c), in the event that Parent, Sub or any other Subsidiary of Parent acquires, directly or indirectly, at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, the parties hereto will take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 302A.621 of the MBCA without a meeting of the Shareholders as soon as practicable after the acceptance for payment and purchase of the shares of Company Common Stock by Parent pursuant to the Offer.

                  SECTION 5.02. ACCESS TO INFORMATION. Except as otherwise required by applicable law, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to, afford to Parent, and to Parent's officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, reasonable and reasonably prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, make available to Parent on a prompt basis (a) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (including access to, but not copies of, the work papers of Ernst & Young LLP).

                  SECTION 5.03. COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions to the Offer and the Merger to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including the making of all filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR ACT") and the relevant foreign antitrust laws as promptly as reasonably practicable, and in any event, within five business days after the date hereof, and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby or thereby, use its commercially reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated hereby or thereby. The Company and Parent shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any such waivers, consents, approvals, orders and authorizations, including, without limitation: (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (ii) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or material proposed oral) communication with any Governmental Entity, (iii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate there at, (iv) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement, the Offer and the Merger, and (v) furnishing the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

                  (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) any change or event having, or that is reasonably likely to have, a Material Adverse Effect on the notifying party or on the truth of their respective representations and warranties or the ability of the conditions contained in this Agreement to be satisfied; PROVIDED that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  SECTION 5.04.  STOCK OPTIONS AND OTHER EQUITY BASED AWARDS.

                  (a) STOCK OPTIONS. Prior to the Effective Time, the Company (acting, where appropriate, through the Company Board or a committee thereof) shall take all action as may be necessary, and shall use commercially reasonable efforts to obtain any necessary consents, so that each Stock Option outstanding immediately prior to the Effective Time is fully vested and canceled at the Effective Time in exchange for a right to receive a cash payment from the Company, payable as soon as practicable after such cancellation, equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Stock Option, MULTIPLIED BY (y) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Stock Option, less any tax withholding required by applicable law. Notwithstanding the foregoing, at the request of Parent, the Company (acting, where appropriate, through the Company Board or a committee thereof) shall take all action as may be necessary, and shall use commercially reasonable efforts to obtain any necessary consents, so that each Stock Option outstanding immediately prior to the first purchase of shares of Company Common Stock pursuant to the Offer is fully vested and canceled at such time in exchange for the right to receive such payment.

                  (b) RESTRICTED STOCK. Prior to or as soon as practicable following the date of this Agreement, the Company (acting, where appropriate, through the Company Board or a committee thereof) shall take all action as may be necessary, and shall use commercially reasonable efforts to obtain any necessary consents, so that the Merger Consideration received in respect of each share of Restricted Stock pursuant to Section 2.01(c) shall be held in custody by the Company and distributed to the holder of such Restricted Stock only upon satisfaction of the performance criteria contained in the Restricted Stock Award Agreement related thereto.

                  (c) EARNOUT SHARES. Prior to or as soon as practicable following the date of this Agreement, the Company shall take any action (including the giving of notice to the Accredited Sellers (as such term is defined in the Macro Agreement)) as is required by the Macro Agreement and the Macro Side Letters so that, in accordance with the terms of the Macro Agreement and the Macro Side Letters, the right to receive a share of Company Common Stock under the Macro Agreement and the Macro Side Letters shall be converted into the right to receive the Merger Consideration when and if such shares of Company Common Stock become issuable to the Accredited Sellers pursuant to the terms of the Macro Agreement and the Macro Side Letters.

                  (d) PHANTOM STOCK AWARDS. Prior to or as soon as practicable following the date of this Agreement, the Company (acting, where appropriate, through the Company Board or a committee thereof) shall take all action as may be necessary, and shall use commercially reasonable efforts to obtain any necessary consents, so that all phantom stock awards (including, for this purpose, any award payable in cash in an amount based in whole or in part on the value of a share of Company Common Stock) outstanding under any Stock Plan are cancelled as of the Effective Time. As soon as practicable after such cancellation, Parent shall cause a payment to be made with respect to each such award granted on March 2, 1998 under the 1997 Long-Term Incentive Plan and listed on Section 5.04(d) of the Company Disclosure Schedule (by name of holder and number of phantom shares) equal to the product of (i) the number of phantom shares so awarded, and (ii) $38.125, less any tax withholding required by applicable law. No cash payments shall be made directly or indirectly in respect of any award of phantom shares granted on March 2, 1999 or March 7, 2000. Immediately following the Effective Time, Parent shall cause payment to be made of the remaining, unpaid, portion of the award granted on March 3, 1997 under the Long-Term Incentive Plan and which would have been due and payable, absent this Agreement, in 2001.

                  (e) EMPLOYEE STOCK PURCHASE PLAN. Prior to or as soon as practicable following the date of this Agreement and contingent on the closing of the transaction contemplated by this Agreement, the Company (acting, where appropriate, through the Company Board or a committee thereof) shall take all action as may be necessary, and shall use commercially reasonable efforts to obtain any necessary consents, to suspend or to terminate the Company's Employee Stock Purchase Plan so that, with regard to employee contributions withheld from pay after the date hereof, no additional shares of Company Common Stock may be purchased thereunder if those shares would be subject to direct or indirect purchase under this Agreement.

                  (f) EMPLOYEE STOCK OWNERSHIP PLAN. Prior to the Effective Time and contingent on the closing of the transaction contemplated by this Agreement, the Company (acting, where appropriate, through the Company Board or a committee thereof) shall take all action as may be necessary so that the accounts of all employees under the Company's Employee Stock Ownership Plan are fully vested as of the Effective Time.

                  (g) TERMINATION. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Stock Plans) shall take or cause to be taken such actions as are required (x) to cause the Stock Plans to terminate as of the Effective Time, (y) to cause the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest on or following the Effective Time in respect of any capital stock of the Company to be deleted as of the Effective Time, and (z) modify or cancel any award outstanding thereunder so that no shares of Company Common Stock are outstanding or are issuable under such award after the Effective Time.

                  SECTION 5.05. INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) The parties hereto agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

                  (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

                  (c) For not less than six years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to coverage and amounts that are no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; PROVIDED, HOWEVER, that (i) Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 5.05(c) and (ii) in no event shall Parent be required to pay aggregate premiums for insurance under this Section 5.05(c) in excess of 200% of the amount of the aggregate premiums paid by the Company in respect of such coverage for the calendar year 1999; PROVIDED FURTHER, HOWEVER, that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

                  (d) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives.

                  SECTION 5.06. FEES AND EXPENSES. (a) Except as provided in
Section 5.06(b), all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b)      In the event that:

                           (i) (A) a Takeover Proposal shall have been made
(whether to the Company, any Subsidiary thereof, the Shareholders or otherwise) or become publicly known or any person shall have publicly proposed or publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) and (C) within 12 months after such termination, the Company or any Subsidiary of the Company enters into any Acquisition Agreement with respect to, or otherwise consummates the transaction contemplated by, any Takeover Proposal; or

                           (ii) this Agreement is terminated by Parent pursuant
to Section 7.01(c), 7.01(d)(i) or 7.01(g) or by the Company pursuant to Section 7.01(f);

then, in each case, the Company shall pay Parent a fee equal to $98,000,000 (the "TERMINATION FEE") by wire transfer of same day funds to an account designated by Parent. In the event that such payment is being made as a result of any event referred to in Section 5.06(b)(i)(C) such payment shall be made not later than the date of such event and, in the event that such payment is being made as a result of any event referred to in Section 5.06(b)(ii), such payment shall be made no later than the date of such termination (and in the case of a termination by the Company, as the condition to such termination). For purposes of Section 5.06(b)(i),"Takeover Proposal" shall have the meaning assigned to such term in Section 4.02(b), except that references to "10%" in such definition shall in each case be deemed to be references to "50%". The parties acknowledge that the agreements contained in this Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 5.06(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay to Parent interest on such amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  SECTION 5.07.  POST-CLOSING EMPLOYEE BENEFITS.

         (a) GENERALLY. Following the Closing Date, and allowing for such period of time thereafter as may be administratively advisable in order to effect the transition from the Benefit Plans, Parent shall provide, or cause to be provided, the employees of the Surviving Corporation and its Subsidiaries with employee benefits (other than bonuses and severance benefits to the extent covered by subsections (b) and (c) of this Section 5.07) that are no less favorable in the aggregate than those made available by Parent to its similarly situated employees, PROVIDED that after the Closing Date, Parent shall retain the right to amend or terminate any of such benefits to the extent permitted by applicable Law and consistent with this Agreement. To the extent that service is relevant for eligibility and vesting under any retirement plan or employee benefit plan, program or arrangement established or maintained for the benefit of the employees of the Surviving Corporation and its Subsidiaries, such plan, program or arrangement shall credit such employees for service on or prior to the Closing Date with the Company or any of its Subsidiaries, except where such credit would result in a duplication of benefits or unintended windfall or with respect to any benefit where, as to similarly situated employees of Parent, only future service is taken into account.

         (b) SEVERANCE. With respect each employee of the Company who is listed in SECTION 5.07(b)(1) OF THE COMPANY DISCLOSURE SCHEDULE (the "LEVEL 1 EMPLOYEES"), Parent shall cause the Change in Control Agreement or Severance Agreement to which such employee is a party and is in effect at the Effective Date to be honored in accordance with its terms, PROVIDED, HOWEVER, that the reference, if any, to "two times" contained in the definition of "Applicable Incentive Amount" in any Change in Control Agreement shall be disregarded. With respect to each employee of the Company who is listed IN SECTION 5.07(b)(2) OF THE COMPANY DISCLOSURE SCHEDULE (the "LEVEL 2 EMPLOYEES"), Parent shall cause each such employee whose employment is terminated by Parent or its Affiliates (or by the employee if (and only if) on account of a reduction in the employee's base pay or annual target bonus percentage under the Company's Management Incentive Plan or a relocation of the employee's primary work site of more than 40 miles) within the one year period following the Closing Date to receive over a 15 month period such percentage of such employee's annual base pay as is equal to 125% plus 100% of such employee's annual target bonus percentage. With respect to each employee of the Company who is not a Level 1 Employee or a Level 2 Employee (the "LEVEL 3 EMPLOYEES"), Parent shall cause each such employee whose employment is terminated by Parent or its Affiliates within the one year period following the Closing Date to receive severance payments equal to those payable pursuant the Company's Severance Pay Plan as in effect on the date hereof (the "SEVERANCE PLAN") and shall not exercise any retained right to amend or to terminate the Severance Pay Plan and shall not exercise any right to issue a "severance pay award" under the Severance Pay Plan for the purpose of diminishing the entitlement to these payments. For up to 12 months following a termination of employment entitling a Level 2 or Level 3 Employee to severance payments, Parent shall subsidize such employee's COBRA continuation coverage in an amount that allows such employee to continue to participate in the Company's medical program on the same basis as similarly situated active employees. Notwithstanding the foregoing, no Level 2 or Level 3 Employee shall be entitled to severance benefits if (i) such employee's employment is terminated by Parent or its Affiliates for any reason set forth in Section 3.3 of the Severance Plan or by reason of death or disability or (ii) such employee fails to execute a release of claims in favor of Parent and its Affiliates in a form that is reasonably acceptable to Parent.

                  (c) ANNUAL BONUS AWARDS. Parent shall cause the annual bonus opportunities with respect to the Company's fiscal year ending February 3, 2001 under the Company's Management Incentive Plan and 2000 Long-Term Incentive Program to remain in place, subject to such reasonable adjustments in the performance targets as Parent determines are necessary to reflect consummation of the transactions contemplated by this Agreement.

                  SECTION 5.08. PUBLIC ANNOUNCEMENTS. Promptly after the date hereof, Parent and the Company will develop a joint communications plan and each party will ensure that all press releases and other public statements with respect to the transactions contemplated by this Agreement shall be consistent with such joint communications plan. Parent and the Company will consult with each other before issuing any press release or otherwise making any written public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form theretofore agreed to by the parties.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained, if required by applicable law.

                  (b) ANTITRUST. The waiting periods (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act and any applicable foreign antitrust and competition laws shall have been terminated or shall have expired, and any necessary consents or approvals with respect to such transactions under any applicable foreign antitrust and competition laws shall have been obtained.

                  (c) NO INJUNCTIONS OR LEGAL RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "LEGAL RESTRAINTS") that has the effect of preventing the consummation of the Merger shall be in effect.

                  (d) PURCHASE OF SHARES IN THE OFFER. Sub shall have previously accepted for payment and paid for the shares of Company Common Stock pursuant to the Offer.

                  SECTION 6.02. CONDITIONS TO PARENT'S AND SUB'S OBLIGATIONS TO EFFECT THE MERGER. The obligation of Parent and Sub to effect the Merger will be subject to the fulfillment at or prior to the Closing Date (or such other date as may be specified below) of the additional condition that the Company shall have performed in all material respects its covenants contained in Section 1.03 of this Agreement required to be performed on or prior to the Closing Date.



                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.01. TERMINATION. This Agreement may be terminated, and the Offer and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time whether before or after the Shareholder Approval has been obtained:

                  (a)      by mutual written consent of Parent and the Company;

                  (b)      by either Parent or the Company:

                           (i) if Sub shall not have accepted for payment any
shares of Company Common Stock pursuant to the Offer prior to December 31, 2000; PROVIDED that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of this Agreement has been a principal reason the Offer has not been consummated by such date;

                           (ii) if any Governmental Entity shall have issued an
order, injunction or other decree or ruling or taken any other action (a "RESTRAINT") permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Company Common Stock pursuant to the Offer or the Merger and such order, injunction, decree or ruling or other action shall have become final and nonappealable;

                  (c) by Parent, if the Company Board shall have failed to confirm the Recommendation to the Shareholders that they accept the Offer and give the Shareholder Approval within four business days after a written request by Parent that it do so if such request is made following the making of a Takeover Proposal;

                  (d) by Parent (i) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, individually or in the aggregate with other such breaches, would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A and has not been or is incapable of being cured by the Company within 20 business days after its receipt of written notice thereof from Parent, or (ii) if any suit, action or proceeding described in paragraph (a) of Exhibit A shall have prevailed and become final and nonappealable;

                  (e) by the Company, if any of Parent or Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent's or Sub's ability to consummate the transactions contemplated hereby, which breach or failure to perform has not been or is incapable of being cured by Parent within 20 business days after its receipt of written notice thereof from the Company;

                  (f) by the Company, in accordance with Section 4.02(b), subject to compliance by the Company with the notice provisions therein and the Termination Fee provisions of Section 5.06; or

                  (g) by Parent, if there is any material breach of the obligations set forth in Section 4.02 or (i) if the Company Board (A) withdraws or modifies in any manner adverse to Parent or Sub the Recommendation, (B) accepts, approves or recommends any Takeover Proposal or (C) resolves or publicly discloses any intention to do any of the foregoing or (ii) the Committee (A) withdraws or modifies in any manner adverse to Parent or Sub the Committee Approval, (B) approves a Takeover Proposal or (C) resolves or publicly discloses any intention to do any of the foregoing.

                  (h) EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 5.06, this Section 7.01 and Article VIII; PROVIDED, HOWEVER, that no such termination shall relieve any party hereto from any liability or damages resulting from a breach by such party of any of its representations, warranties or covenants set forth in this Agreement, except that payment of the Termination Fee shall be liquidated damages and shall discharge any liability of the Company relating to this Agreement other than in the case of a willful breach of any representation, warranty or covenant set forth in this Agreement.

                  SECTION 7.02. AMENDMENT. This Agreement may be amended by the parties hereto at any time, whether before or after the Shareholder Approval has been obtained; PROVIDED that, after the purchase of shares of Company Common Stock pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by the Shareholders or shareholders of the parties without the further approval of such Shareholders or shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of Sub's designees pursuant to Section 1.03 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent and Sub's respective obligations under this Agreement.

                  SECTION 7.03. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; PROVIDED that after the Shareholder Approval has been obtained, there shall be made no waiver that by law requires further approval by Shareholders or shareholders of the parties without the further approval of such Shareholders or shareholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement shall survive the Effective Time. This Section

8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Parent or Sub:

                  Pearson plc
                  3 Burlington Garden
                  London W1X 1LE
                  England
                  Attention: General Counsel
                  Telecopier: 44-207-411-2390

                  and

                  Pearson Education, Inc.
                  One Lake Street
                  Upper Saddle River, New Jersey 07458
                  Attention: General Counsel
                  Telecopier: 201-236-4675

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York 10178
                  Attention: Charles E. Engros, Jr.
                  Telecopier:  212-309-6273

                  If to the Company:

                  National Computer Systems, Inc.
                  11000 Prairie Lakes Drive
                  Eden Prairie, Minnesota 55344
                  Attention: General Counsel
                  Telecopier: 612-829-3066

                  with a copy to:

                  Dorsey & Whitney LLP
                  Pillbury Center South
                  220 South Sixth Street
                  Minneapolis, Minnesota 55402

                  Attention:  Michael Trucano and Jay L. Swanson
                  Telecopier:  612-340-2868

                  SECTION 8.03. DEFINITIONS. (a) For purposes of this Agreement:

                           (i) an "AFFILIATE" of any person means another person
that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                           (ii) "COMPANY DISCLOSURE SCHEDULE" means the
Disclosure Schedule of the Company attached to this Agreement as Schedule I.

                           (iii) "ENVIRONMENTAL CLAIMS" means any and all
administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (A) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

                           (iv) "ENVIRONMENTAL CLEAN-UP SITE" means any location
which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law.

                           (v) "ENVIRONMENTAL LAWS" means all applicable laws,
rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or protection of human health as it relates to Hazardous Materials, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.

                           (vi) "ENVIRONMENTAL PERMITS" means all permits,
licenses, registrations and other authorizations required under applicable Environmental Laws.

                           (vii) "HAZARDOUS MATERIALS" means all hazardous,
toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls ("PCBS") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                           (viii) "KNOWLEDGE OF THE COMPANY", "the Company's
knowledge" or any similar phrase mean the actual knowledge, after due inquiry, of the executive officers of the Company and the persons set forth on SECTION 8.04(a)(viii) OF THE COMPANY DISCLOSURE SCHEDULE, and shall not refer to the knowledge of any other Person.

                           (ix) "MACRO AGREEMENT" means the Purchase and Sale
Agreement dated January 21, 1997 between the Company and Robert E. Weathers, Dom Roguly, Raymond Funderburk, Gary Goff, Tom McGrew, The Berkus Trust dated September 17, 1993 and the Robert and Nonna Weathers, Charitable Remainder Unitrust dated January 13, 1997.

                           (x) "MACRO SIDE LETTERS" mean the letters between the
Company and the Accredited Sellers dated January 5, 2000 regarding the Contingent Debentures.

                           (xi) "MATERIAL ADVERSE EFFECT" means any state of
facts, change, development, effect, event, condition or occurrence that is materially adverse to the business, financial condition, results of operations of the Company and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any state of facts, change, development, effect, event, condition or occurrence (i) to the extent attributable to the announcement of the Offer and the other transactions contemplated hereby or, (ii) attributable to conditions generally affecting the information services industry, the United States economy as a whole or foreign economies in any locations where the Company or any of its Subsidiaries has material operations or sales.

                           (xii) "PARENT DISCLOSURE SCHEDULE" means the
Disclosure Schedule of Parent attached to this Agreement as Schedule II.

                           (xiii) "PERSON" or "PERSON" means an individual,
corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

                           (xiv) "RELEASE" means, with respect to any Hazardous
Material, any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Materials into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

                           (xv) a "SUBSIDIARY" of any person means any other
person as to which (i) an amount of the voting securities, other voting ownership or voting partnership interests of such other person sufficient to elect at least a majority of its Board of Directors or other governing body or 50% or more of the equity interests in such other person is or are owned by such first person and its other Subsidiaries taken as a whole.

                   (b) The following terms have the meanings defined for such terms in the Sections set forth below.

                  TERM                                                                SECTION
                  Acquisition                                                         Preamble
                  Acquisition Agreement                                               4.02(b)
                  Actions                                                             4.01(b)
                  Affiliated Group                                                    3.01(m)(x)
                  Articles of Merger                                                  1.06
                  Benefit Plans                                                       3.01(l)
                  Certificate                                                         2.01(c)
                  Closing                                                             1.05
                  Closing Date                                                        1.05
                  Code                                                                2.03(f)
                  Committee                                                           1.02(a)
                  Committee Approval                                                  1.02(a)
                  Company                                                             Preamble
                  Company Affiliated Group                                            3.01(m)(x)
                  Company Board                                                       Preamble
                  Company Common Stock                                                Preamble
                  Company Licensed Intellectual Property                              3.01(n)(i)
                  Company Owned Intellectual Property                                 3.01(n)(ii)
                  Confidentiality Agreement                                           4.02(a)
                  Contract                                                            3.01(d)
                  Dissenting Shares                                                   2.02(a)
                  Effective Time                                                      1.06
                  ERISA                                                               3.01(l)
                  Exchange Act                                                        1.01(a)
                  Form 10-K                                                           3.01(h)
                  GAAP                                                                3.01(d)
                  Governmental Entity                                                 3.01(d)
                  HSR Act                                                             5.03(a)
                  Independent Directors                                               1.03
                  Intellectual Property                                               3.01(n)(i)
                  Law                                                                 3.01(d)
                  Legal Restraints                                                    6.01(d)
                  Level 1 Employees                                                   5.07(b)
                  Level 2 Employees                                                   5.07(b)
                  Level 3 Employees                                                   5.07(b)
                  Likely Superior Proposal                                            4.02(a)
                  Material Contracts                                                  3.01(h)
                  MBCA                                                                Preamble
                  Merger                                                              Preamble
                  Merger Consideration                                                Preamble


                                       44

                  Minimum Tender Condition                                            Exhibit A
                  Offer                                                               Preamble
                  Offer Documents                                                     1.01(b)
                  Parent                                                              Preamble
                  Paying Agent                                                        2.03(a)
                  Permits                                                             3.01(i)
                  Post-Signing Returns                                                4.01(b)
                  Proxy Statement                                                     5.01(a)
                  Recommendation                                                      1.02(a)
                  Restraint                                                           7.01(b)(ii)
                  Restricted Stock                                                    3.01(c)
                  Rights                                                              Preamble
                  Rights Agreement                                                    Preamble
                  Schedule TO                                                         1.01(b)
                  Schedule 14D-9                                                      1.02(b)
                  SEC                                                                 1.01(a)
                  SEC Documents                                                       3.01(e)
                  Securities Act                                                      3.01(e)
                  Severance Plan                                                      5.07(b)
                  Shareholder Approval                                                3.01(d)
                  Shareholders                                                        Preamble
                  Shareholders Meeting                                                5.01(b)
                  Software                                                            3.01(n)(i)
                  Specified Date                                                      4.02(a)
                  Stock Options                                                       3.01(c)
                  Stock Plans                                                         3.01(c)
                  Sub                                                                 Preamble
                  Sub Common Stock                                                    2.01(a)
                  Superior Proposal                                                   4.02(a)
                  Surviving Corporation                                               1.04(a)
                  Surviving Corporation Common Stock                                  2.01(a)
                  Takeover Proposal                                                   4.02(a)
                  Taxes                                                               3.01(m)(x)
                  Termination Fee                                                     5.06(b)
                  Third Party Software                                                3.01(n)(i)
                  Year 2000 Problem                                                   3.01(n)(vii)

                  SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to a Section, Schedule or subsection, such reference shall be to a Section or subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words

"without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

                  SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and (b) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder, except for the provisions of Sections 5.04, 5.05 and 5.07, which are intended for the benefit of the persons referred to therein.

                  SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, except by operation of law, by any of the parties hereto without the prior written consent of the other parties hereto, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

                  SECTION 8.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Minnesota or in any Minnesota state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Minnesota or of any Minnesota state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Minnesota or a Minnesota state court.

                  SECTION 8.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                            [Signature page follows.]

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                         PEARSON PLC




                         By: /s/ Marjorie Scardino
                             ---------------------
                             Name: Marjorie Scardino
                             Title: Chief Executive



                         PN ACQUISITION SUBSIDIARY INC.




                         By: /s/ John Makinson
                             -----------------
                             Name: John Makinson
                             Title: President


                         NATIONAL COMPUTER SYSTEMS, INC.




                         By: /s/ Russell A. Gullotti
                             -----------------------
                             Name: Russell A. Gullotti
                             Title: Chairman, President
                                    and Chief Executive
                                    Officer


                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                                                       EXHIBIT A

                             CONDITIONS OF THE OFFER

                  Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer and may postpone the acceptance for payment or payment for any shares of Company Common Stock tendered, and, when permited by the Agreement, amend or terminate the Offer if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the outstanding Company Common Stock (determined on a fully diluted basis for all outstanding stock options, convertible debentures and any other rights to acquire Company Common Stock on the date of purchase) (the "MINIMUM TENDER CONDITION"), and (ii) any requisite waiting period under the HSR Act (and any extension thereof) applicable to the purchase of shares of Company Common Stock pursuant to the Offer or to the Merger and any other requisite waiting periods under any other applicable material competition, merger, control, antitrust or similar law or regulation shall not have been terminated or shall not have expired. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and, subject to this Agreement, may terminate or amend the Offer, immediately prior to the applicable expiration of the Offer, if any of the following conditions exists:

                  (a) there shall be pending or formally threatened in writing any suit, action or proceeding by any Governmental Entity having a reasonable likelihood of success on the merits (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and their respective Subsidiaries of any material portion of the business or assets of the Company or Parent and their respective Subsidiaries taken as a whole, or to compel the Company or Parent and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement,
(iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or Parent and Subsidiaries taken as a whole, or (iv) which otherwise is reasonably expected to have a Material Adverse Effect;

                  (b) any Legal Restraint that has the effect of preventing the purchase of shares of Company Common Stock pursuant to the Offer or the Merger shall be in effect;

                  (c) except as set forth in the Company Disclosure Schedule or in the SEC Documents, since April 29, 2000, there shall have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes or would reasonably be expected to have, a Material Adverse Effect;

                  (d) as of the date of the consummation of the Offer, the representation and warranty of the Company contained in Section 3.01(c) of this Agreement shall not be true and correct in all material respects, or the other representations and warranties of the Company contained in this Agreement shall not be true and correct (without giving effect to any limitation as to "materiality" or Material Adverse Effect set forth therein), as if such representations and warranties were made on the date thereof except for such failures to be true and correct that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

                  (e) the Company shall have failed to perform in any material respect any material obligation required to be performed by it under this Agreement at or prior to the Specified Date;

                  (f) Parent shall not have obtained all consents, approvals, authorizations, qualifications and orders of all Governmental Entities legally required in connection with this Agreement and the transactions contemplated by this Agreement, other than any such consents, approvals, authorizations, qualifications and orders, the failure of which to obtain, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

                  (g) this Agreement shall have been terminated in accordance with its terms;

                  (h) (i) the Company Board shall have (A) withdrawn or modified or changed, in any manner adverse to Parent or Sub, the Recommendation, (B) accepted, approved or recommended any Takeover Proposal, or (C) resolved or publicly disclosed any intention to do any of the foregoing or (ii) the Committee shall have (A) withdrawn or modified in any manner adverse to Parent or Sub, the Committee Approval, (B) approved a Takeover Proposal or (C) resolved or publicly disclosed any intention to do any of the foregoing; or

                  (i) there shall have occurred (i) any general suspension of trading in or on the NASDAQ National Market or the London Stock Exchange in excess of 24 hours (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or a trading halt resulting from physical damage or interference with such market or exchange not related to market conditions), (ii) a decline of at least 25% in all of the Dow Jones Average of Industrial Stocks, the Standard & Poor's 500 Index and the Financial Times-Stock Exchange All Shares Index measured from the date hereof to the date on which the Offer has expired,
(iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, (iv) the imposition of any limitation (whether or not mandatory) by any government or Governmental Entity that materially adversely affects the extension of credit by banks or other lending institutions or (v) a commencement of a war or armed hostilities or any other national or international calamity directly or indirectly involving the United States or the United Kingdom;

which, in the sole discretion of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its Affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                  The terms in this Exhibit A that are defined in the attached merger agreement have the meanings set forth therein.